EXHIBIT 10.9

JUNIPER NETWORKS, INC.
2015 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the Juniper Networks, Inc. 2015 Equity Incentive Plan, as amended and restated (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”), the Restricted Stock Unit Agreement set forth in Exhibit A, any additional terms and conditions for your country included in the Country-Specific Appendix attached hereto as Exhibit B (the “Appendix”) and any other exhibits to these documents (collectively, this “Agreement”).
Name (“Participant”):         [Insert Name]
Effective [Insert Grant Date], Juniper Networks, Inc. (the “Company”) hereby grants you an Award (this “Award”) of Restricted Stock Units subject to the terms and conditions of the Plan and this Agreement, as follows:
[Grant ID:] [__________]
Number of Restricted Stock Units: [__________]
Each such Restricted Stock Unit is equivalent to one Share of Common Stock of the Company for purposes of determining the number of Shares subject to this Award. None of the Restricted Stock Units will be issued (nor will you have the rights of a stockholder with respect to the underlying Shares) until the vesting conditions described below are satisfied.
This Award vests as to [Insert Number of Shares] Shares on [Insert Initial Vest Date], and the RSU vests thereafter until all of the Shares are vested in accordance with the specific vesting dates set forth in your online account, subject to your remaining a Service Provider through such applicable vesting dates.
You acknowledge and agree that this Agreement and the vesting schedule for this Award do not constitute an express or implied promise of continued employment or engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s or, if different, your employer’s right to terminate your relationship as a Service Provider at any time, with or without cause.
Your electronic acceptance (including deemed acceptance, if applicable) of this Agreement indicates your acceptance of and agreement with the terms and conditions of this Award, as set forth in this Agreement, including the exhibits and the Plan, and your acknowledgment that this Agreement and the Plan constitute your entire agreement with respect to this Award and may not be modified adversely to your interest except by means of a writing agreed by the Company and you.
If you do not notify the Company at stock-admin@juniper.net that you choose to decline this Award within 45 days of the grant date of this Award, you will be deemed to have accepted this Agreement and the terms and conditions of the Plan and this Agreement.

Exhibit A
RESTRICTED STOCK UNIT AGREEMENT
1.Grant. The Company hereby grants to Participant an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant, subject to all of the terms and conditions in this Agreement, including any additional terms and conditions for Participant’s country included in the Country-Specific Appendix attached hereto as Exhibit B and the Plan, which is incorporated by reference.
2.Company’s Obligation to Pay. Each RSU represents the right to receive a Share on the vesting date. Unless and until the RSUs vest in the manner set forth in Sections 3 or 4, Participant will have no right to payment with respect to such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any RSUs that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 8). Subject to the provisions of Sections 4 and 8, vested RSUs will be paid as soon as practicable after vesting, but in each such case within the period 60 days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any RSUs payable under this Agreement.
3.Vesting Schedule. Subject to Section 4, to Plan Sections 16 and 17 and to any other relevant Plan provisions, the RSUs awarded by this Agreement will vest in Participant according to the vesting schedule specified in the Notice of Grant.
4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of any portion of the RSUs at any time, subject to the terms of the Plan. In that case, the RSUs will be vested as of the date and to the extent specified by the Administrator and will be paid as provided in Section 2 above. The payment of Shares vesting pursuant to this Section 4 will be paid at a time or in a manner that is exempt from, or complies with, Code Section 409A.
5.[Reserved.]
6.Forfeiture upon Termination as Service Provider. Any RSUs that have not vested as of the time Participant’s termination as a Service Provider will immediately cease vesting and revert to the Plan following Participant’s termination, subject to Applicable Laws. For purposes of the RSUs, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant ceases to actively provide services to the Company or any member of the Company Group (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any).

7.Payments after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.Tax Obligations.
(a)Tax Withholding.

(i)No Shares issuable on a vesting date will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, National Insurance Contributions, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”), including, without limitation, in connection with any aspect of the RSU, including, but not limited to, the grant, vesting and settlement of the RSU, the subsequent sale of Shares acquired under the Plan and/or the receipt of any dividends on such Shares that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted or prescribed by the Country-Specific Appendix.
(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by (A) withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent), (B) requiring Participant to pay cash, or (C) reducing the number of Shares otherwise deliverable to Participant; provided that if the Company permits Participant to pay cash to satisfy Tax-Related Items and Participant elects to satisfy Tax-Related Items through the payment of cash and fails to deliver cash on the vesting date, the Company has the right (but not the obligation) to satisfy such Tax-Related Items by withholding from proceeds of the sale of Shares acquired upon the settlement of the RSU through a sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent). The Administrator will have discretion to determine the method of satisfying Tax-Related Items.
(iii)The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including the maximum rate applicable in Participant’s jurisdiction. If Tax-Related Items are withheld in excess of Participant’s actual tax liability, Participant may receive a refund of any over-withheld amount in cash (without any entitlement to the Common Stock equivalent) or, if not refunded, Participant may need to seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by reducing the number of Shares otherwise deliverable to Participant, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(iv)If Participant is subject to taxation in more than one jurisdiction, the Company and/or, if different, Participant’s employer (the “Employer”) or former employer (as applicable) may withhold or account for tax in more than one jurisdiction.
(v)Regardless of any action of the Company or the Employer, Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)Code Section 409A. This Section 8(b) may not apply if Participant is not a U.S. taxpayer.
(i)If the vesting of any portion of the RSUs is accelerated in connection with Participant’s termination of status as a Service Provider (provided that such termination is a “separation from service” within the meaning of Code Section 409A) and if (x)

Participant is a “specified employee” within the meaning of Code Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Code Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated RSUs will not be made until the first day after the end of the 6-month period.
(ii)If the termination as a Service Provider is due to death, the delay under Section 8(b)(i) will not apply. If Participant dies following his or her termination as a Service Provider, the delay under Section 8(b)(i) will be disregarded and the RSUs will be paid in Shares to Participant’s estate as soon as practicable following his or her death.
(iii)All payments and benefits under this Restricted Stock Unit Grant Agreement are intended to be exempt from, or comply with, the requirements of Code Section 409A so that none of the RSUs or Shares issuable upon the vesting of RSUs will be subject to the additional tax imposed under Code Section 409A and the Company and Participant intend that any ambiguities be interpreted so that the RSUs are exempt from or comply with Code Section 409A.
(iv)Each payment under this Agreement is intended to be a separate payment as described in Treasury Regulations Section 1.409A-2(b)(2).
9.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars.
10.Acknowledgements and Agreements. Participant’s acceptance of this Agreement indicates that:
(a)PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RSUS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, AND GRANTED THESE RSUS WILL NOT RESULT IN VESTING.
(b)PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THESE RSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
(c)Participant agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement.
(d)Participant agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, this Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to Participant by contacting the Company in writing in accordance with Section 13. Participant further acknowledges that Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, Participant understands that Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. Participant may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address in accordance with Section 13. Finally, Participant understands that he or she is not required to consent to electronic delivery of documents.
(e) Participant accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.
(f)Participant agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(g)Participant agrees that the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive any or the same number of RSUs, or benefits in lieu of RSUs, even if any or a certain number of RSUs have been granted in the past.
(h)Participant agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.
(i)Participant agrees that he or she is voluntarily participating in the Plan.
(j)Participant agrees that the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation.
(k)Participant agrees that the RSUs and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments.
(l)Participant agrees that unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Parent or Subsidiary.
(m)Participant agrees that the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty.
(n)[Reserved.]
(o)Participant agrees that any right to vest in the RSUs under the Plan will terminate as of the date described in the previous paragraph and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or under Participant’s engagement agreement, if any, unless Participant is providing bona fide services during such time).
(p)Participant agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).

(q)None of the Company, the Employer, or any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar (“USD”) that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
(r)Participant has read and agrees to the Data Privacy Provisions of Section 12 of this Agreement.
(s)Participant agrees that no claim or entitlement to compensation or damages, including pro-rated compensation or damages, shall arise from forfeiture of the RSUs resulting from the termination of Participant’s status as a Service Provider (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any).
11.No Advice Regarding Grant. Neither the Company nor any member of the Company Group is providing any tax, legal or financial advice, and neither the Company nor any member of the Company Group is making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan. Nothing stated in this Agreement or the Plan is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer or other penalties.
12.Data Privacy.
(a)Declaration of Consent. Participant hereby agrees with the data processing practices described herein and explicitly and unambiguously consents to the collection, processing, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement by and among the Company and its subsidiaries, and affiliates and the transfer of such personal data to the recipients mentioned below, including recipients located in countries which may not have a similar level of protection from the perspective of Participant’s country’s data protection laws.
(b)Data Collection and Usage. The Company and the Employer will collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, address and telephone number, email address, date of birth, social security, insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, residency, status (e.g. marital, immigration), job title, any shares of stock or directorships held in the Company or the Company Group, details of all restricted stock units or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (collectively “Data”), for the exclusive purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent. Where required under applicable law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the applicable laws.
(c)Stock Plan Administration Service Providers. The Company transfers Data to E*Trade Financial Services, Inc. and certain of its affiliates (“E*Trade”), an independent stock plan service provider which is assisting the Company with the implementation, administration and management of the Plan. Participant may be asked to agree on separate terms and data processing practices with E*Trade, with such agreement being a condition of the ability to participate in the Plan.

(d)Other Service Provider Data Recipients. The Company also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Company’s legal counsel. Participant understands that his or her Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements, and Participant hereby explicitly consents to such transfer.
(e)International Data Transfers. The Company, E*Trade and its other service providers described above under (d) are located in the United States. Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that Participant’s Data may not have an equivalent level of protection as compared to Participant’s country of residence. The Company’s legal basis, where required, for the transfer of Data is Participant’s consent.
(f)Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with any applicable legal or regulatory obligations, including under tax and securities laws.
(g)Data Subject Rights. Participant understands that data subject rights vary depending on applicable law and that, depending on where he or she is based and subject to the conditions set out under applicable law, Participant may have the rights to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction and/or (vii) receive a list with the names and addresses of any potential and actual recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact his or her local human resources representative.
(h)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the explicit consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant or process Participant restricted stock units or other equity awards or administer or maintain such awards.
(i)Alternative Basis for Data Processing and Transfer. Participant understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that Participant provide another data privacy consent form. If applicable and upon request of the Company, Participant agrees to provide an executed acknowledgement or data privacy consent form to the Employer or the Company (or any other acknowledgements, agreements or consents that may be required by the Employer or the Company) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws and regulations in Participant’s country, either now or in the future. Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.
13.Address for Notices. Any notice to be given under the terms of this Agreement to the Company will be addressed in care of Attn: Stock Administration, at Juniper Networks, Inc., 1133 Innovation Way, Sunnyvale, California 94089; to Participant will be provided to the physical or electronic mail address maintained for Participant in the Company’s records; or in either case, at such other address as the Company or Participant, as the case may be, may hereafter designate in writing.
14.No Effect on Employment. Participant’s employment with the Company or the Employer is not affected by this grant of RSUs. Accordingly, the terms of Participant’s employment with the Company or the Employer will be determined from time to time by the Company or the Employer, and the Company or the Employer will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of Participant at any time for any reason whatsoever, with or without good cause or notice.
15.Grant is Not Transferable. Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
16.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
17.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
18.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
19.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any member of the Company Group will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

20.Country-Specific Appendix. The RSUs are subject to any additional terms and conditions for Participant’s country set forth in the Country-Specific Appendix. If Participant relocates to a country included in the Country-Specific Appendix, the additional terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.
21.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
22.Modifications to this Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to these RSUs, or to comply with other Applicable Laws.
23.Notice of Governing Law; Venue. This grant of RSUs shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. The parties further agree that any legal action, suit or proceeding arising from or related to this Agreement shall be instituted exclusively in the courts of California or the federal courts for the United States for the Northern District of California and no other courts. The parties consent to the personal jurisdiction of such courts over them, waive all objections to the contrary, and waive any and all objections to the exclusive location of legal proceedings in California or the federal courts for the United States for the Northern District of California (including, without limitation, any objection based on cost, convenience or location of relevant persons). The parties further agree that there shall be a conclusive presumption that this Agreement has a significant, material and reasonable relationship to the State of California.
24.Insider Trading/Market Abuse Laws. Depending on Participant’s country, the broker’s country or the country in which Shares are listed, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States and Participant’s country or E*Trade’s or any other stock plan service provider’s country, which may affect his or her ability to accept, acquire, sell or attempt to sell, or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing inside information. Furthermore, Participant may be prohibited from (i) disclosing insider information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities, including third parties who are fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
25.Foreign Asset/Account Reporting Information. Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or related transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. In addition, Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable requirements, and that Participant should consult his or her personal legal advisor on this matter.
26.Language. Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to enable Participant to understand the provisions of this Agreement and the Plan. Further, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.
27.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

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Exhibit B
COUNTRY-SPECIFIC APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT